Exhibit 99.1

Date: Sept. 25, 2026

Duke Energy board appoints Joyce Mullen as new member

CHARLOTTE, N.C. – Duke Energy’s board of directors today announced the appointment of Joyce Mullen as a new board member, effective Sept. 28. Mullen will serve on the Audit Committee and the Operations and Nuclear Oversight Committee.

Mullen retired as president and CEO of Insight Enterprises in April 2026. She continues to advise its leadership as executive vice president of strategic development.

“As we serve our customers across a vibrant operating territory that is growing every day, Joyce’s experience as a transformative leader will help us further accelerate how we shape the future of energy,” said Harry Sideris, president and chief executive officer of Duke Energy. “We look forward to working with Joyce as we continue to advance Duke Energy’s strategy and position the company to thrive amid unprecedented growth, technological innovation and transformation across the industry.”

During Mullen’s tenure as CEO, Insight Enterprises set its ambition to help organizations maximize the business value of technology and accelerate digital evolution by becoming the industry’s leading AI-first solutions integrator – combining the right hardware, software and services.

“Joyce is a proven leader during periods of rapid change and volatility, and her perspective will be incredibly valuable as Duke Energy navigates a pivotal time for both the company and the broader industry,” said Ted Craver, independent chair of the Duke Energy Board of Directors. “Her experience at the intersection of AI, digital innovation and customer-focused execution will strengthen the board’s diverse perspectives and help Duke Energy continue delivering long-term value for its customers, employees, communities, and shareholders.”

Prior to serving as CEO, Mullen served as Insight’s president of North America, navigating a global pandemic while driving double-digit sales growth. Prior to joining Insight, Mullen held numerous executive positions during a 21-year tenure at Dell Technologies, leading a broad range of organizations including sales, operations, supply chain, partner strategy, services delivery, and logistics. Prior to Dell, she held various leadership roles at Cummins Engine Company.

Mullen serves on the board of directors of The Toro Company. She earned her MBA from Harvard Business School and bachelor’s in international relations from Brown University.

Duke Energy Corporation | 525 S. Tryon Street | Charlotte, NC 28202 | www.duke-energy.com

Duke Energy News Release	2

Duke Energy

Duke Energy (NYSE: DUK), a Fortune 150 company headquartered in Charlotte, N.C., is one of America’s largest energy holding companies. The company’s electric utilities serve 8.7 million customers in North Carolina, South Carolina, Florida, Indiana, Ohio and Kentucky, and collectively own 55,700 megawatts of energy capacity. Its natural gas utilities serve 1.6 million customers in North Carolina, South Carolina, Ohio and Kentucky.

Duke Energy is executing an energy modernization strategy, keeping customer value at the forefront as it invests in electric grid upgrades and efficient generation resources to strengthen the system and serve growing energy needs.

More information is available at duke-energy.com. Follow Duke Energy on X, LinkedIn, Instagram, TikTok and Facebook for stories about the people and innovations powering its communities.

###